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                                                                    EXHIBIT 99.2

                         NON-QUALIFIED OPTION AGREEMENT
                                   (Employee)

                                    under the
                       HEALTHOLOGY, INC. STOCK OPTION PLAN

         1. Grant of Option. Healthology, Inc. (the "Company") hereby grants to the Optionee named on the Certificate of Stock Option Grant available on the AST Stockplan website (the "Certificate"), under the Healthology, Inc. Stock Option Plan (the "Plan"), details of which can be viewed in full at http://healthology.com/ftp/html/optionplan.htm, a Non-Qualified Option (this "Option") to purchase, on the terms and conditions set forth in this agreement (this "Option Agreement"), the number of the Company's Common Shares indicated above ("Common Shares"), at the option price per Common Share set forth on the Certificate. Capitalized terms used herein and not otherwise defined shall have the meanings assigned such terms in the Plan.

         2. Period of Option and Limitations on Right to Exercise. This Option will, to the extent not previously exercised, lapse at 5:00 p.m., Eastern Time, on the day immediately prior to the tenth anniversary of the date of grant (the "Expiration Date") unless sooner terminated in whole or in part as provided herein. In the event of the termination of Optionee's employment for any reason, this Option shall terminate as of the effective date of such termination, but in no event later than the Expiration Date; provided that if such termination is for any reason other than Cause, any unexercised portion of this Option which is otherwise exercisable on the date of such termination may be exercised by Optionee at any time within three (3) months following the date of such termination but in no event later than the Expiration Date; and provided, further, that if such termination is for Cause, any unexercised portion of this Option (whether or not vested) shall terminate as of the effective date of such termination.

         3. Exercise of Option: Vesting. The terms, times and conditions of exercise of this Option (i.e., vesting) are indicated on the Certificate, provided that
Optionee has remained in continuous employment with the Company or any Subsidiary until such anniversary.

            This Option shall be exercised by a Cash Letter of Authorization which is a written notice directed to the Secretary of the Company at the principal executive offices of the Company. The Cash Letter of Authorization shall be accompanied by full payment in cash, Common Shares previously acquired by the Optionee, or any combination thereof, for the number of Common Shares specified in such written notice. The Fair Market Value of the surrendered Common Shares as of the date of the exercise shall be determined in valuing Common Shares used in payment of the option price of this Option.

         4. Subject to the terms of this Option Agreement, this Option may be exercised at any time and without regard to any other option held by the Optionee to purchase Common Shares of the Company. In addition, the terms contained in the Plan are incorporated into and made a part of this Option Agreement and this Option Agreement shall be governed by and construed in accordance with the Plan.

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         5. Non-Transferability. This Option is not assignable or transferable by the Optionee and is subject to the provisions of Section 8 hereof. This Option may be exercised during the lifetime of the Optionee (if Optionee is a natural person) only by the Optionee.

         6. Limitation of Rights. This Option does not confer to the Optionee or the Optionee's personal representative any rights of a Shareholder of the Company unless and until Common Shares are in fact issued to such person in connection with the exercise of this Option. Nothing in this Option Agreement shall interfere with or limit in any way the right of the Company or any Subsidiary to modify or terminate the Optionee's employment at any time and for any reason, nor confer upon the Optionee any right to continue such employment by the Company or any Subsidiary.

         7. Reserve. The Company shall at all times during the term of this Option Agreement reserve and keep available such number of Common Shares as will be sufficient to satisfy the requirements of this Option Agreement.

         8. Optionee's Covenant. The Optionee hereby agrees to use his or her best efforts to provide services to the Company in a timely and workmanlike manner and to promote the Company's interests.

         9. Restrictions on Transfer and Pledge. No right or interest of the Optionee in this Option may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company or a Subsidiary, or shall be subject to any lien, obligation, or liability of the Optionee to any other party other than the Company or a Subsidiary.

         10. Restrictions on Issuance of Common Shares. If at any time the Board shall determine in its discretion that listing, registration or qualification of the Common Shares covered by this Option upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition to the exercise of this Option, this Option may not be exercised in whole or in part unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board.

         11. Plan Controls. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Option Agreement, the provisions of the Plan shall be controlling and determinative.

         12. Successors. This Option Agreement shall be binding upon any successor of the Company, in accordance with the terms of this Option Agreement and the Plan.

         13. Condition of Exercise. The Optionee agrees that upon an exercise of this Option, as a condition to the issuance of Common Shares resulting therefrom, the Optionee shall agree to become a party to any shareholders' agreement then in existence between Healthology, Inc. and its Shareholders. In the event the Optionee fails or refuses to comply with this condition, this Option may become null and void in the sole discretion of the Board.

                                      -2-
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         IN WITNESS WHEREOF, Healthology, Inc., acting by and through its duly authorized officers has caused this Option Agreement to be executed, and the Optionee has executed this Option Agreement, all as of the day of grant.


                                                              HEALTHOLOGY, INC.